                                                                      EXHIBIT 11

                        COMPUTER TASK GROUP, INCORPORATED

                    COMPUTATION OF DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128 "EARNINGS PER SHARE"

                  (amounts in thousands, except per share data)

Year Ended December 31:                                            2003         2002         2001         2000         1999
-----------------------                                            ----         ----         ----         ----         ----
Weighted-average number of shares
   outstanding during year .................................      16,663       16,567       16,435       16,187       16,401
Common Stock equivalents - incremental
   shares under stock option plans .........................         183          328           --           --          279
                                                                 -------     --------      -------      -------      -------
Number of shares on which diluted
  Income (loss) per share is based .........................      16,846       16,895       16,435       16,187       16,680

Net income (loss) before cumulative effect
  of change in accounting principle ........................     $ 2,744     $  1,362      $(2,202)     $(5,661)     $16,701

Cumulative effect of change in
  accounting principle .....................................          --      (37,038)          --           --           --
                                                                 -------     --------      -------      -------      -------

Net income (loss) ..........................................     $ 2,744     $(35,676)     $(2,202)     $(5,661)     $16,701
                                                                 =======     ========      =======      =======      =======

Basic net income (loss) per share
Net income (loss) before cumulative effect
  of change in accounting principle ........................     $  0.16     $   0.08      $ (0.13)     $ (0.35)     $  1.02
Cumulative effect of change in
  accounting principle .....................................          --        (2.23)          --           --           --
                                                                 -------     --------      -------      -------      -------
Basic income (loss) per share ..............................     $  0.16     $  (2.15)     $ (0.13)     $ (0.35)     $  1.02
                                                                 =======     ========      =======      =======      =======

Diluted net income (loss) per share
Net income (loss) before cumulative effect
  of change in accounting principle ........................     $  0.16     $   0.08      $ (0.13)     $ (0.35)     $  1.00
Cumulative effect of change in
  accounting principle .....................................          --        (2.19)          --           --           --
                                                                 -------     --------      -------      -------      -------
Diluted income (loss) per share ............................     $  0.16     $  (2.11)     $ (0.13)     $ (0.35)     $  1.00
                                                                 =======     ========      =======      =======      =======


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